Exhibit 99(a)

                                 NCT Group, Inc.

                                  NEWS RELEASE

CONTACTS:   Joanna Lipper
            NCT Group, Inc.
            (203) 226-4447 ext. 3506
            (203) 226-3123 (fax)
            jlipper@nctgroupinc.com

                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------


                       NCTI REPORTS YEAR END 2004 RESULTS
                       ----------------------------------

WESTPORT, Conn. April 7, 2005 - NCT Group, Inc. (OTCBB: NCTI) reported that total revenue for the three months ended December 31, 2004 was $1.4 million compared to $1.4 million in the same period in 2003. Net loss for the three months ended December 31, 2004 was $28.4 million compared to a net loss of $13.3 million for the same period a year ago. A significant portion of our net loss was attributable to interest expense of $13.6 million for the three months ended December 31, 2004 compared to interest expense of $5.0 million for the same period a year ago.
     The company reported that total revenue for the year ended December 31, 2004 was $5.5 million compared to $4.9 million in the same period in 2003. Net loss for the year ended December 31, 2004 was $64.6 million compared to a net loss for the same period a year ago of $30.3 million. Interest expense was $42.7 million for the year ended December 31, 2004 compared to interest expense of $14.3 million for the same period a year ago.
     The increase in interest expense was attributable to both an overall increase in short-term debt and non-cash and other charges related to the debt.
     "We continue to develop new Artera Turbo partnerships to advance our objectives both in the US and internationally," said Michael J. Parrella, Chairman and CEO, NCTI. "During the past year, our technology has undergone extensive third-party testing and validation in support of distribution into the enterprise market."
     Mr. Parrella continued, "We are also developing a new web accelerator brand and business model that we believe will enable us to compete more effectively in the residential web accelerator market. We intend to commercially introduce this new brand in the second quarter of 2005."

About NCT Group, Inc.
---------------------

NCTI REPORTS YEAR END 2004 RESULTS - p.2


NCT Group, Inc. is a publicly-traded, high-tech company with a strong technology base. NCTI is rich in intellectual property with 592 patents and related rights. The company's major focus is the development of its communications subsidiaries. Artera Group, Inc. is a provider of breakthrough "last mile" optimization technology for residential, small business and enterprise applications. We believe Artera Turbo is the fastest and most comprehensive Web acceleration service on the market for residential and small business users. For enterprise applications in the U.S., Artera has partnered with a leading global provider of communications networks and services for businesses. The enterprise service can create more capacity on a company's communications network and more than double data transmission speeds without the need for investing in hardware-based bandwidth compression systems or network upgrades. Pro Tech Communications, Inc. (OTCBB: PCTU) is a manufacturer of headsets and other communications products for a variety of applications. Pro Tech is currently a leader in headsets for the fast food market and has a strategic agreement with the McDonald's Corporation. In addition to expanding its product lines to address the rapidly-growing telephony, multimedia and cellular markets, Pro Tech is developing products for other applications including consumer audio, industrial safety, spectator racing, two-way radio communications and aviation. NCTI also has strategic licensing relationships with manufacturers for integration of certain NCTI technologies into products and applications. For more information visit www.nctgroupinc.com.

                                      # # #

NCT GROUP, INC.
(Unaudited)


                                                For The Three Months                  For The Twelve Months
                                                 Ended December 31                      Ended December 31,
                                                 -----------------                      ------------------
(In millions, except per share data)             2003           2004                    2003            2004

Total revenue                                  $   1.4         $   1.4               $   4.9          $   5.5

Operating costs and expenses                   $   8.7(a)      $  10.3(b)            $  22.1(c)       $  20.9(d)

Other (income) expense, net                    $   1.0         $   5.9               $ (1.2)(e)       $   6.5(f)

Interest expense, net                          $   5.0         $  13.6               $  14.3          $  42.7

Net loss                                       $ (13.3)        $ (28.4)              $ (30.3)         $ (64.6)

Net loss per share                             $ (0.02)(g)     $ (0.052)(h)          $ (0.06)(i)      $  (0.11)(j)

Weighted average number of                       645.0            645.0                 563.5            645.0
  common shares outstanding


Footnotes:
---------
(a) Includes approximately $0.1 million for depreciation and amortization and $0.9 million for the cost of issuing options and warrants for services.
(b)  Includes approximately $0.1 million for depreciation and amortization.

NCTI REPORTS YEAR END 2004 RESULTS - p.3


(c) Includes approximately $0.7 million for depreciation and amortization and $8.3 million for the cost of issuing options and warrants for services.
(d) Includes approximately $0.3 million for depreciation and amortization and $0.2 million for the cost of issuing options and warrants for services and $5.9 million impairment of goodwill.
(e)  Includes litigation settlements of $5.3 million.
(f) Includes gain on dissolution of Artera Group International Limited of $4.6 million.
(g) The loss per share for the three months ended December 31, 2003 includes preferred stock dividends of $0.3 million and non-registration charges of $0.1 million.
(h) The loss per share for the three months ended December 31,, 2004 includes preferred stock dividends of $0.4 million, non-conversion/exchange charges of $1.2 million and non-registration charges of $1.2 million.
(i) The loss per share for the twelve months ended December 31, 2003 includes preferred stock dividends of $1.1 million and non-registration charges of $1.8 million.
(j) The loss per share for the twelve months ended December 31, 2004 includes beneficial conversion features of $0.1 million, preferred stock dividends of $1.1 million, non-conversion/exchange charges of $2.0 million and non-registration charges of $3.9 million.

Cautionary Statement Regarding Forward-Looking Statements
Statements in this press release that are not historical are forward-looking. These statements are subject to numerous risks and uncertainties that could cause actual results to differ materially, including but limited to: NCTI's ability to generate sufficient funds to execute its business plan; its ability to obtain additional financing if and when necessary; its ability to repay or refinance indebtedness as it becomes due; the results of litigation; general economic and business conditions; the level of demand for NCTI's products and services; the level and intensity of competition in the technology industry; NCTI's ability to develop new products and the market's acceptance of those products; and its ability to manage its operating costs effectively. These forward-looking statements speak only as of the date of this press release. NCTI undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. These and other factors affecting NCTI's business and prospects are discussed in greater detail in NCTI's filings with the Securities and Exchange Commission, which are available online in the EDGAR database at http://www.sec.gov.